Marathon Oil Reports First Quarter 2022 Results
Continuing to Prioritize Return of Capital with $900 Million of YTD Share Repurchases and Fifth Consecutive Base Dividend Raise

HOUSTON, May 4, 2022 - Marathon Oil Corporation (NYSE:MRO) reported first quarter 2022 net income of $1,304 million, or $1.78 per diluted share, which includes the impact of certain items not typically represented in analysts' earnings estimates and that would otherwise affect comparability of results. The adjusted net income was $749 million, or $1.02 per diluted share. Net operating cash flow was $1,067 million, or $1,280 million before changes in working capital.

•Outstanding first quarter financial delivery highlighted by $940 million of adjusted free cash flow at 27% reinvestment rate
–Returned 50% of first quarter cash flow from operations (CFO) to equity investors through $592 million of share repurchases and $52 million base dividend
–First quarter oil-equivalent production of 345,000 net boed; oil production of 168,000 net bopd
•Continue to build on peer-leading return of capital track record, exceeding minimum commitment to return at least 40% of CFO to equity investors
–Returned approximately 60% of CFO to equity investors through share repurchases and dividends over trailing two quarters
–Executed $1.6 billion of share repurchases since October 1st, reducing share count by 11%; includes $900 million of share repurchases year-to-date1
–Board of Directors approved increasing share repurchase authorization to $2.5 billion as of May 4th
–Raised quarterly base dividend by approximately 15%; fifth consecutive quarterly base dividend raise for cumulative increase of 167% since beginning of 2021
•Expect over $4.5 billion of 2022 adjusted free cash flow at a reinvestment rate of approximately 20% on a $1.3 billion capital budget, assuming $100/bbl WTI and $6/MMBtu Henry Hub
–Uplift of $1.5 billion in adjusted free cash flow from original 2022 financial outlook at $80/bbl WTI and $4/MMBtu Henry Hub and a reduction in the Company’s expected reinvestment rate
–Updated 2022 capital budget incorporates 8% inflation adjustment to reflect sustained $100/bbl WTI and $6/MMBtu commodity price environment
–Raising 2022 Equatorial Guinea equity income guidance by $200 million

“Amid tremendous macro volatility, Marathon Oil remains resolutely focused on delivering on all elements of our framework for success, including strong corporate returns, sustainable free cash flow generation, market-leading return of capital to shareholders, and ESG excellence,” said Chairman, President, and CEO Lee Tillman. “Our constancy of purpose, differentiated execution, and commitment to providing investors with the first call on cash flow through our unique percentage of cash flow framework are all paying off. In the last two quarters, we’ve returned approximately 60% of our total CFO back to our equity investors, meaningfully exceeding our minimum 40% commitment. We’ve executed $1.6 billion of share repurchases over the last seven months, driving significant per share growth through an 11% reduction to our outstanding share count, and have announced five consecutive increases to our quarterly base dividend. With over $4.5 billion of adjusted free cash flow generation expected this year, we remain well positioned to continue delivering financial results and return of capital that are compelling not only relative to the best companies in energy, but relative to the best in the S&P 500.”

Return of Capital
Marathon Oil’s percentage of CFO framework provides clear visibility to significant return of capital to equity investors and ensures the shareholder gets the first call on cash flow generation. In a $60/bbl WTI or higher price environment, the Company targets returning a minimum of 40% of CFO to equity investors. Over the last two quarters, Marathon Oil has significantly exceeded this minimum commitment, returning approximately 60% of CFO to equity investors. In the current environment, Marathon Oil’s preferred return of capital approach includes a competitive and sustainable base dividend in addition to significant share repurchases.

Since October 1st, Marathon Oil has executed more than $1.6 billion of share repurchases, reducing its outstanding share count by 11%. This includes approximately $900 million of share repurchases year-to-date.

During first quarter, Marathon Oil returned 50% of CFO to equity investors, again exceeding its minimum 40% commitment. First quarter return of capital included $592 million of share repurchases and the $52 million base dividend.

Additionally, the Company’s Board of Directors approved an increase in total share repurchase authorization to $2.5 billion, as of May 4th. The Board also approved an increase of approximately 15% to the quarterly base dividend, from 7 cents per share to 8 cents per share. This is the fifth consecutive increase to the quarterly base dividend, representing a cumulative increase of 167% since the beginning of 2021.

1Q22 Financials
CASH FLOW AND CAPEX: Net cash provided by operations was $1,067 million during first quarter 2022, or $1,280 million before changes in working capital. First quarter cash additions to property, plant, and equipment totaled $332 million, while capital expenditures (accrued) totaled $348 million.

FREE CASH FLOW: Marathon Oil generated $940 million of adjusted free cash flow during first quarter.

BALANCE SHEET AND LIQUIDITY: Marathon Oil ended first quarter with total liquidity of $3.8 billion, which consisted of an undrawn revolving credit facility of $3.1 billion and $681 million in cash and cash equivalents. The Company’s first quarter cash balance of $681 million represents an increase of approximately $100 million from the year-end cash balance of $580 million, inclusive of share repurchases and a negative working capital impact.

ADJUSTMENTS TO NET INCOME: The adjustments to net income for first quarter reduced adjusted net income by $555 million, primarily due to income recognized from a partial release of the valuation allowance on deferred tax assets, partially offset by the income impact associated with unrealized losses on derivative instruments, and other miscellaneous items.

1Q22 Operations
UNITED STATES (U.S.): U.S. production averaged 281,000 net barrels of oil equivalent per day (boed) for first quarter 2022. Oil production averaged 158,000 net barrels of oil per day (bopd). The Company brought a total of 57 gross Company-operated wells to sales during first quarter, consistent with guidance for 50 to 60 wells to sales. U.S. unit production costs averaged $5.59 per boe during first quarter.

Marathon Oil’s first quarter production in the Eagle Ford averaged 80,000 net boed, including 53,000 net bopd of oil, with 28 gross Company-operated wells to sales. In the Bakken, production averaged 118,000 net boed, including 77,000 net bopd of oil, with 20 gross Company-operated wells to sales. In Oklahoma, production averaged 52,000 net boed, including 12,000 net bopd of oil, with 9 gross Company-operated wells to sales. Northern Delaware production averaged 20,000 net boed, including 11,000 net bopd of oil.

INTERNATIONAL: Equatorial Guinea production averaged 64,000 net boed for first quarter 2022, including 10,000 net bopd of oil. First quarter sales averaged 61,000 net boed, including 8,000 net bopd of oil, as the asset was underlifted on the quarter. Unit production costs averaged $1.92 per boe. Net income from equity method investees totaled $127 million during first quarter. The Company received $54 million of total cash distributions from equity method companies during first quarter in the form of dividends and return of capital.

Guidance
Marathon Oil’s original 2022 financial outlook included over $3 billion of adjusted free cash flow generation at a reinvestment rate of less than 30% on a $1.2 billion capital budget, assuming $80/bbl WTI and $4/MMBtu Henry Hub. At $100/bbl WTI and $6/MMBtu Henry Hub, the Company expects to generate over $4.5 billion of 2022 adjusted free cash flow at a reinvestment rate of approximately 20% on an inflation-adjusted capital budget of $1.3 billion. 2022 production guidance remains unchanged, as the Company continues to expect oil and oil-equivalent production to remain flat with the 2021 averages. The Company is also raising its 2022 E.G. equity income guidance by $200 million, to a new range of $480 million to $520 million.

A slide deck and Quarterly Investor Packet will be posted to the Company’s website following this release today, May 4. On Thursday, May 5, at 9:00 a.m. ET, the Company will conduct a question and answer webcast/call, which will include forward-looking information. The live webcast, replay and all related materials will be available at https://ir.marathonoil.com/.

Footnotes:
1 Includes share repurchases settled and share repurchases executed with settlement pending

# # #

Non-GAAP Measures
In analyzing and planning for its business, Marathon Oil supplements its use of GAAP financial measures with non-GAAP financial measures, including adjusted net income (loss), adjusted net income (loss) per share, adjusted free cash flow, net cash provided by operating activities before changes in working capital, total capital expenditures (accrued) and reinvestment rate.
Our presentation of adjusted net income (loss) and adjusted net income (loss) per share is a non-GAAP measure. Adjusted net income (loss) is defined as net income (loss) adjusted for gains or losses on dispositions, impairments of proved and certain unproved properties, goodwill and equity method investments, changes in our valuation allowance, unrealized derivative gains or losses on commodity and interest rate derivative instruments, effects of pension settlements and curtailments and other items that could be considered “non-operating” or “non-core” in nature. Management believes this is useful to investors as another tool to meaningfully represent our operating performance and to compare Marathon to certain competitors. Adjusted net income (loss) and adjusted net income (loss) per share should not be considered in isolation or as an alternative to, or more meaningful than, net income (loss) or net income (loss) per share as determined in accordance with U.S. GAAP.
Our presentation of adjusted free cash flow is a non-GAAP measure. Adjusted free cash flow before dividend (“adjusted free cash flow”) is defined as net cash provided by operating activities before changes in working capital, capital expenditures (accrued), and EG return of capital and other. Management believes this is useful to investors as a measure of Marathon’s ability to fund its capital expenditure programs, service debt, and fund other distributions to stockholders. Adjusted free cash flow should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.
Our presentation of net cash provided by operating activities before changes in working capital is defined as net cash provided by operating activities adjusted for working capital and is a non-GAAP measure. Management believes this is useful to investors as an indicator of Marathon’s ability to generate cash quarterly or year-to-date by eliminating differences caused by the timing of certain working capital items. Net cash provided by operating activities before changes in working capital should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.
Our presentation of total capital expenditures (accrued) is a non-GAAP measure. Total capital expenditures (accrued) is defined as cash additions to property, plant and equipment adjusted for the change in capital accrual and additions to other assets. Management believes this is useful to investors as an indicator of Marathon’s commitment to capital expenditure discipline by eliminating differences caused by the timing of capital accrual and other items. Total capital expenditures (accrued) should not be considered in isolation or as an alternative to, or more meaningful than, cash additions to property, plant and equipment as determined in accordance with U.S. GAAP.
Our presentation of reinvestment rate is a non-GAAP measure. The reinvestment rate is defined as total capital expenditures (accrued) divided by net cash provided by operating activities before changes in working capital and EG return of capital and other. Management believes the reinvestment rate is useful to investors to demonstrate the Company’s commitment to generating cash for use towards investor-friendly purposes (which includes balance sheet enhancement, base dividend and other return of capital).
These non-GAAP financial measures reflect an additional way of viewing aspects of the business that, when viewed with GAAP results may provide a more complete understanding of factors and trends affecting the business and are a useful tool to help management and investors make informed decisions about Marathon Oil’s financial and operating performance. These measures should not be considered in isolation or as an alternative to their most directly comparable GAAP financial measures. A reconciliation to their most directly comparable GAAP financial measures can be found in our investor package on our website at https://ir.marathonoil.com/ and in the tables below. Marathon Oil strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

Forward-looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including without limitation statements regarding the Company’s future capital budgets and allocations, future performance (both absolute and relative), expected adjusted free cash flow, reinvestment rates, future debt retirement and the timing thereof, returns to investors (including dividends and share repurchases, and the timing thereof), business strategy, capital expenditure guidance, production guidance, E.G. equity method income guidance and other plans and objectives for future operations, are forward-looking statements. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “outlook,” “plan,” “positioned,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar words may be used to identify forward-looking statements; however, the absence of these words does not mean that the statements are not forward-looking. While the Company believes its assumptions concerning future events are reasonable, a number of factors could cause actual results to differ materially from those projected, including, but not limited to: conditions in the oil and gas industry, including supply/demand levels for crude oil and condensate, NGLs and natural gas and the resulting impact on price; changes in expected reserve or production levels; changes in political or economic conditions in the U.S. and Equatorial Guinea, including changes in foreign currency exchange rates, interest rates, inflation rates and global and domestic market conditions; actions taken by the members of the Organization of the Petroleum Exporting Countries (OPEC) and Russia affecting the production and pricing of crude oil and other global and domestic political, economic or diplomatic developments; capital available for exploration and development; risks related to the Company’s hedging activities; voluntary or involuntary curtailments, delays or cancellations of certain drilling activities; well production timing; liabilities or corrective actions resulting from litigation, other proceedings and investigations or alleged violations of law or permits; drilling and operating risks; lack of, or disruption in, access to storage capacity, pipelines or other transportation methods; availability of drilling rigs, materials and labor, including the costs associated therewith; difficulty in obtaining necessary approvals and permits; the availability, cost, terms and timing of issuance or execution of, competition for, and challenges to, mineral licenses and leases and governmental and other permits and rights-of-way, and our ability to retain mineral licenses and leases; non-performance by third parties of contractual or legal obligations, including due to bankruptcy; unexpected events that may impact distributions from our equity method investees; changes in our credit ratings; hazards such as weather conditions, a health pandemic (including COVID-19), acts of war or terrorist acts and the government or military response thereto; security threats, including cybersecurity threats and disruptions to our business and operations from breaches of our information technology systems, or breaches of the information technology systems, facilities and infrastructure of third parties with which we transact business; changes in safety, health, environmental, tax and other regulations, requirements or initiatives, including initiatives addressing the impact of global climate change, air emissions, or water management; other geological, operating and economic considerations; and the risk factors, forward-looking statements and challenges and uncertainties described in the Company’s 2021 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases, available at https://ir.marathonoil.com/. Except as required by law, the Company undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

Media Relations Contact:
Kathy Sauve: 713-296-3915

Investor Relations Contacts:
Guy Baber: 713-296-1892
John Reid: 713-296-4380

Consolidated Statements of Income (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
(In millions, except per share data)	2022	2021	2021
Revenues and other income:
Revenues from contracts with customers	$1,761	$1,732	$1,177
Net gain (loss) on commodity derivatives	(143)	15	(153)
Income (loss) from equity method investments	127	74	44
Net gain (loss) on disposal of assets	—	(27)	—
Other income	8	6	3
Total revenues and other income	1,753	1,800	1,071
Costs and expenses:
Production	152	156	121
Shipping, handling and other operating	185	189	152
Exploration	11	27	21
Depreciation, depletion and amortization	423	516	496
Impairments	—	—	1
Taxes other than income	104	109	74
General and administrative	73	64	89
Total costs and expenses	948	1,061	954
Income (loss) from operations	805	739	117
Net interest and other	(22)	(59)	(13)
Other net periodic benefit (costs) credits	4	3	3
Income (loss) before income taxes	787	683	107
Provision (benefit) for income taxes	(517)	34	10
Net income (loss)	$1,304	$649	$97
Adjusted Net Income (Loss)
Net income (loss)	$1,304	$649	$97
Adjustments for special items (pre-tax):
Net (gain) loss on disposal of assets	—	27	—
Proved property impairments	—	—	1
Exploratory dry well costs, unproved property impairments and other	—	16	—
Pension settlement	—	1	—
Unrealized (gain) loss on derivative instruments	114	(146)	82
Unrealized (gain) loss on interest rate swaps	26	43	(41)
Reduction in workforce	—	—	11
Other	27	5	16
Benefit for income taxes related to special items (a)	(37)	(3)	—
Valuation allowance	(685)	—	—
Adjustments for special items	(555)	(57)	69
Adjusted net income (loss) (b)	$749	$592	$166
Per diluted share:
Net income (loss)	$1.78	$0.84	$0.12
Adjusted net income (loss) (b)	$1.02	$0.77	$0.21
Weighted average diluted shares	732	773	789
(a)For the first quarter 2022, we applied the U.S. statutory rate of 22% to our special items. The tax benefit of $3 million for the fourth quarter 2021 was the result of revaluing our deferred taxes as a result of the reduction in our ownership interest in EGHoldings. The remaining special items in both the fourth and first quarters of 2021 pertain to our U.S. operations and did not incur a tax provision/benefit as we maintained a full valuation allowance on our net federal deferred tax assets.
(b)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Data (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
(Per share)	2022	2021	2021
Adjusted Net Income (Loss) Per Diluted Share
Net income (loss)	$1.78	$0.84	$0.12
Adjustments for special items (pre-tax):
Net (gain) loss on disposal of assets	—	0.03	—
Proved property impairments	—	—	—
Exploratory dry well costs, unproved property impairments and other	—	0.02	—
Pension settlement	—	—	—
Unrealized (gain) loss on derivative instruments	0.16	(0.19)	0.10
Unrealized (gain) loss on interest rate swaps	0.04	0.06	(0.05)
Reduction in workforce	—	—	0.01
Other	0.03	0.01	0.03
Benefit for income taxes related to special items	(0.05)	—	—
Valuation allowance	(0.94)	—	—
Adjustments for special items	(0.76)	(0.07)	0.09
Adjusted net income (loss) per share (a)	$1.02	$0.77	$0.21
(a)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Data (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
(In millions)	2022	2021	2021
Segment income (loss)
United States	$661	$553	$212
International	115	106	50
Not allocated to segments	528	(10)	(165)
Net income (loss)	$1,304	$649	$97
Cash flows
Net cash provided by operating activities	$1,067	$1,146	$622
Changes in working capital	213	(45)	15
Net cash provided by operating activities before changes in working capital (a)	$1,280	$1,101	$637

Adjusted free cash flow
Net cash provided by operating activities before changes in working capital (a)	$1,280	$1,101	$637
Adjustments:
Capital expenditures (accrued)	(348)	(251)	(184)
EG return of capital and other	8	48	(10)
Adjusted free cash flow (a)	$940	$898	$443
Capital expenditures (accrued)
Cash additions to property, plant and equipment	$(332)	$(274)	$(209)
Change in capital accrual	(16)	23	25
Additions to other assets	—	—	—
Total capital expenditures (accrued) (a)	$(348)	$(251)	$(184)
(a)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Data (Unaudited)	2022 Adjusted Free Cash Flow Outlook
(In millions)	Updated (a)	Original (b)
Expected cash flows
Net cash provided by operating activities	$5,800	$4,400
Changes in working capital	200	—
Net cash provided by operating activities before changes in working capital (c)	$6,000	$4,400

Expected adjusted free cash flow
Net cash provided by operating activities before changes in working capital (c)	$6,000	$4,400
Adjustments:
Capital expenditures (accrued)	(1,300)	(1,200)
EG return of capital and other	—	—
Expected adjusted free cash flow (c)	$4,700	$3,200
(a)Based upon a $100/bbl WTI and $6/MMbtu Henry Hub price assumption.
(b)Based upon an $80/bbl WTI and $4/MMbtu Henry Hub price assumption.
(c)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Data (Unaudited)	Three Months Ended	2022 Outlook
(In millions, except percentage data)	Mar. 31 2022	Updated (a)	Original (b)
Sources of Cash
Net cash provided by operating activities before changes in working capital (c)	$1,280	$6,000	$4,400
EG return of capital and other	8	—	—
Sources of Cash	1,288	6,000	4,400
Capital expenditures (accrued)	$348	$1,300	$1,200
Reinvestment rate (c)	27%	22%	27%
(a)Based upon a $100/bbl WTI and $6/MMbtu Henry Hub price assumption.
(b)Based upon an $80/bbl WTI and $4/MMbtu Henry Hub price assumption.
(c)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Statistics (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
Net Production	2022	2021	2021
Equivalent Production (mboed)
United States	281	304	276
International	64	49	69
Total net production	345	353	345
Oil Production (mbbld)
United States	158	172	160
International	10	9	12
Total net production	168	181	172

Supplemental Statistics (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
	2022	2021	2021
United States - net sales volumes
Crude oil and condensate (mbbld)	158	171	159
Eagle Ford	53	60	50
Bakken	77	81	77
Oklahoma	12	13	12
Northern Delaware	11	12	15
Other United States (a)	5	5	5
Natural gas liquids (mbbld)	64	70	53
Eagle Ford	14	17	12
Bakken	26	27	19
Oklahoma	17	19	17
Northern Delaware	4	5	4
Other United States (a)	3	2	1
Natural gas (mmcfd)	350	379	378
Eagle Ford	80	94	91
Bakken	91	95	93
Oklahoma	132	146	145
Northern Delaware	30	30	35
Other United States (a)	17	14	14
Total United States (mboed)	280	304	275
International - net sales volumes
Crude oil and condensate (mbbld)	8	13	9
Equatorial Guinea	8	13	9
Natural gas liquids (mbbld)	7	5	8
Equatorial Guinea	7	5	8
Natural gas (mmcfd)	276	207	295
Equatorial Guinea	276	207	295
Total International (mboed)	61	53	66
Total Company - net sales volumes (mboed)	341	357	341
Net sales volumes of equity method investees
LNG (mtd)	3,489	2,213	3,766
Methanol (mtd)	982	776	1,092
Condensate and LPG (boed)	6,914	6,123	10,730
(a)Includes sales volumes from the sale of certain non-core proved properties in our United States segment.

Supplemental Statistics (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
	2022	2021	2021
United States - average price realizations (a)
Crude oil and condensate ($ per bbl) (b)	$94.43	$77.03	$55.38
Eagle Ford	96.38	77.68	57.52
Bakken	93.80	76.49	53.65
Oklahoma	94.08	77.39	55.63
Northern Delaware	92.47	77.70	57.06
Other United States (c)	88.79	75.26	54.83
Natural gas liquids ($ per bbl)	$37.32	$34.99	$23.94
Eagle Ford	35.50	34.26	24.43
Bakken	38.21	34.79	23.22
Oklahoma	38.02	36.42	25.08
Northern Delaware	35.29	33.79	22.60
Other United States (c)	36.98	33.85	20.89
Natural gas ($ per mcf)	$4.79	$5.24	$6.31
Eagle Ford	4.51	5.25	5.78
Bakken	5.28	5.58	2.96
Oklahoma	4.71	5.08	8.36
Northern Delaware	4.54	4.68	7.85
Other United States (c)	4.49	5.65	6.81
International - average price realizations
Crude oil and condensate ($ per bbl)	$59.63	$71.29	$44.13
Equatorial Guinea	59.63	71.29	44.13
Natural gas liquids ($ per bbl)	$1.00	$1.00	$1.00
Equatorial Guinea (d)	1.00	1.00	1.00
Natural gas ($ per mcf)	$0.24	$0.24	$0.24
Equatorial Guinea (d)	0.24	0.24	0.24
Benchmark
WTI crude oil (per bbl)	$95.01	$77.10	$58.14
Brent (Europe) crude oil (per bbl) (e)	$100.30	$79.59	$60.82
Mont Belvieu NGLs (per bbl) (f)	$38.24	$35.39	$23.98
Henry Hub natural gas (per mmbtu) (g)	$4.95	$5.83	$2.69
(a)Excludes gains or losses on commodity derivative instruments.
(b)Inclusion of realized gains (losses) on crude oil derivative instruments would have decreased average price realizations by $2.00 for the first quarter 2022, by $4.86 for the fourth quarter 2021 and by $4.61 for the first quarter 2021.
(c)Includes sales volumes from the sale of certain non-core proved properties in our United States segment.
(d)Represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC and/or Equatorial Guinea LNG Holdings Limited, which are equity method investees. The Alba Plant LLC processes the NGLs and then sells secondary condensate, propane, and butane at market prices. Marathon Oil includes its share of income from each of these equity method investees in the International segment.
(e)Average of monthly prices obtained from Energy Information Administration website.
(f)Bloomberg Finance LLP: Y-grade Mix NGL of 55% ethane, 25% propane, 5% butane, 8% isobutane and 7% natural gasoline.
(g)Settlement date average per mmbtu.

The following table sets forth outstanding derivative contracts as of May 2, 2022, and the weighted average prices for those contracts:

	2022			2023
	Second Quarter	Third Quarter	Fourth Quarter	First Quarter
Crude Oil
NYMEX WTI Three-Way Collars
Volume (Bbls/day)	50,000	30,000	30,000	—
Weighted average price per Bbl:
Ceiling	$98.79	$97.52	$97.52	$—
Floor	$58.00	$56.67	$56.67	$—
Sold put	$48.00	$46.67	$46.67	$—
NYMEX Roll Basis Swaps
Volume (Bbls/day)	60,000	60,000	60,000	—
Weighted average price per Bbl	$0.67	$0.67	$0.67	$—
Natural Gas
Henry Hub (“HH”) Three-Way Collars
Volume (MMBtu/day)	100,000	100,000	100,000	—
Weighted average price per MMBtu
Ceiling	$7.13	$7.13	$7.13	$—
Floor	$3.88	$3.88	$3.88	$—
Sold Put	$2.88	$2.88	$2.88	$—
HH Two-Way Collars
Volume (MMBtu/day)	—	—	50,000	50,000
Weighted average price per MMBtu:
Ceiling	$—	$—	$19.28	$19.28
Floor	$—	$—	$5.00	$5.00